UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 23, 2009

(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101

Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on April 23, 2009 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen
Vice President and Chief Financial Officer
Data I/O Corporation
(425) 881-6444

DATA I/O ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

Redmond, Wash., April 23, 2009 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 were $4.4 million, compared with $6.2 million in the first quarter of 2008. In accordance with U.S. generally accepted accounting principles (GAAP), net loss in the first quarter of 2009 was ($464,000), or ($0.05) per share, compared with net income of $2.6 million or $0.29 per diluted share in the first quarter of 2008. (The first quarter of 2008 included a patent sale gain of $2.1 million.) The company’s cash position improved by $1.1 million during the first quarter, with cash at March 31, 2009 at $14.4 million compared to $10 million at March 31, 2008. Net income for the first quarter of 2009 includes equity compensation expense under FAS 123R of $94,000 which compares with $94,000 for the first quarter of 2008.

Gross margin as a percentage of sales in the first quarter of 2009 was 55.7 percent, compared with 60.8 percent in the first quarter of 2008. This gross margin percentage decline was primarily due to impact of decreased sales volume relative to fixed operating costs and the impact of the strengthened U.S. dollar on amounts translated from Euros. Backlog at the end of the quarter was $1.2 million.

“Orders from customers in Asia were very weak during January and February with respect to the first quarter of 2009 and consistent with the overall industry conditions in Asia. We saw some improvement in March with more than 60% of the quarter’s Asia business booked in that month,” said Fred Hume, President and CEO, “We are seeing stronger worldwide sales funnels now in the second quarter. During the past three months we added several new sales representatives, a variable expense, to improve our sales coverage in the Americas and Asia. During the next month we will introduce and ship our new FlashCore III programmers and will be delivering our PS 388, the newest member of our PS family of automated programming systems. We have continued to focus on controlling expenses and expect that for the second quarter our estimated revenue breakeven is under $4.7 million,” said Hume.

Conference Call Information

A conference call discussing the first quarter of 2009 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (703) 546-4242 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 995952. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

(in thousands except per share data)	First Quarter
			Percent
	3/31/2009	3/31/2008	Change
Net sales	$4,383	$6,188	-29.2%
Gross margin	2,443	3,761	-35.0%
Gross margin as percent of sales	55.7%	60.8%	-5.1%
Operating expenses:
Research & development	1,033	1,099	-6.0%
Selling, general and administrative	1,676	2,027	-17.3%
Provision for business restructure	22	9
Total operating expenses	2,731	3135	-12.9%
Gain on sale	1	2,115
Operating income(loss)	(287)	2,741
Non-operating income (expense)	(49)	(67)
Income(loss) from operations before taxes	(336)	2,674
Income tax expense(benefit)	128	32
Net income(loss)	($464)	$2,642

Total diluted earnings(loss) per share	($0.05)	$0.29

Diluted weighted average shares outstanding	8,876	9,033

CONDENSED BALANCE SHEET
(in thousands)

	3/31/2009	12/31/2008
Cash and cash equivalents	$14,440	$13,304
Accounts receivable, net	3,191	5,659
Inventories	4,879	5,039
Other current assets	300	408
Land, building and equipment	2,069	2,290
Other long-term assets	105	111
Total assets	$24,984	$26,811

Current liabilities	$4,403	$5,695
Long term debt	226	276
Shareholders' equity	20,355	20,840
Total liabilities and shareholders' equity	$24,984	$26,811

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 24, 2009	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer